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                                                                      EXHIBIT 10


     AMENDMENT NO. 2 TO RIGHTS AGREEMENT, dated as of February 2, 1997, between KYSOR INDUSTRIAL CORPORATION, a Michigan corporation (the "Company"), and HARRIS TRUST AND SAVINGS BANK (the "Rights Agent"), amending the Rights Agreement, dated as of April 26, 1996, between the Company and the Rights Agent (the "Rights Agreement").

                              W I T N E S S E T H
                              - - - - - - - - - -

     WHEREAS, the Board of Directors of the Company has approved an Agreement and Plan of Merger (the "Merger Agreement") by and among the Company, Scotsman Industries, Inc., a Delaware corporation ("Scotsman"), and K Acquisition Corporation, a Michigan corporation and a wholly-owned subsidiary of Scotsman ("K Acquisition"), providing for K Acquisition to commence an all-cash tender offer for all outstanding shares of capital stock of the Company (the "Offer") and for the subsequent merger of K Acquisition into the Company (the "Merger");

     WHEREAS, the Board of Directors of the Company has determined that the Offer and the Merger are fair to and in the best interests of the Company and its shareholders;

     WHEREAS, the willingness of Scotsman and K Acquisition to enter into the Merger Agreement is conditioned on, among other things, the amendment of the Rights Agreement on the terms set forth herein; and

     WHEREAS, Section 26 of the Rights Agreement provides that, among other things, prior to the Distribution Date and subject to the restrictions set forth in the penultimate sentence of such Section, the Company may, and the Rights Agent shall, if the Company so directs, supplement or amend any provisions of the Rights Agreement without the approval of any holders of certificates representing shares of Common Stock;

     NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

     1. Section 1 of the Rights Agreement is hereby amended by adding the following definitions thereto:

     "K Acquisition" shall mean K Acquisition Corporation, a Michigan corporation and a wholly-owned subsidiary of Scotsman.

     "Merger" shall mean the merger of K Acquisition into the Company as countemplated by the Merger Agreement.

     "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of February 2, 1997, by and among Scotsman, K Acquisition and the Company, as the same may be amended in accordance with the terms thereof.

     "Offer" shall have the meaning set forth in the Merger Agreement.

     "Scotsman" shall mean Scotsman Industries, Inc. a Delaware corporation.
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     2.  Section 1(a) of the Rights Agreement is hereby amended by adding to the end thereof the following:

     "Notwithstanding anything to the contrary contained herein, neither Scotsman nor K Acquisition shall be or become an "Acquiring Person" (and no Shares Acquisition Date shall occur) as a result of (i) the announcement, commencement or consummation of the Offer, or (ii) the execution of the Merger Agreement (or any amendment thereto in accordance with the terms thereof) or the consummation of the transactions comtemplated thereby (including, without limitation, the Offer and the Merger)."

     3. Section 3(a) of the Rights Agreement is hereby amended by adding to the end thereof the following:

     "Notwithstanding anything to the contrary contained herein, no Distribution Date shall occur as a result of (i) the announcement, commencement or consummation of the Offer, or (ii) the execution of the Merger Agreement (or any amendment thereto in accordance with the terms thereof) or the consummation of the transactions contemplated thereby (including, without limitation, the Offer and the Merger), and no Distribution Date will, in any event, occur prior to the effective time of the Merger or the earlier termination of the Merger Agreement."

     4. Section 7(a) of the Rights Agreement is hereby amended by replacing the word "earlier" in its first occurrence with the word "earliest", by deleting the word "or" immediately prior to the symbol "(ii)", and by replacing the words "(the earlier of (i) and (ii), being herein referred to as the "Expiration Date")" with the following:

     "and (iii) immediately prior to the effective time of the Merger (the earliest of (i), (ii) and (iii) being herein referred to as the "Expiration Date")."

     5. Section 11 of the Rights Agreement is hereby amended by adding to the end thereof the following:

     "(n) Notwithstanding anything to the contrary contained herein, the provisions of this Section 11 will not apply to or be triggered by (i) the announcement, commencement or consummation of the Offer, or (ii) the execution of the Merger Agreement (or any amendment thereto in accordance with the terms thereof) or the consummation of the transactions contemplated thereby (including, without limitation, the Offer and the Merger)."

     6. Section 13 of the Rights Agreement is hereby amended by adding to the end thereof the following:

     "(d) Notwithstanding anything to the contrary contained herein, the provisions of this Section 13 will not apply to or be triggered by the execution of the Merger Agreement or any amendment thereto or the consummation of the transactions comtemplated thereby (including, without limitation, the Merger)."


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     7.  The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Amendment.

     8. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment No. 2.

     9. Except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

     10. This Amendment No. 2 may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed, all as of the day and year first above written.


                           KYSOR INDUSTRIAL CORPORATION

                           By  /s/ Peter W. Gravelle
                               ------------------------------------------

                               Its  President and Chief Operating Officer
                                    -------------------------------------

                           HARRIS TRUST AND SAVINGS BANK,
                           as Rights Agent

                           By  /s/ Keith A. Bradley
                               ------------------------------------------

                               Its  Assistant Vice President
                                    -------------------------------------

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